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                                 Exhibit 10(r)


                                AMENDMENT NO. 1
            TO THE NEWHALL LAND AND FARMING COMPANY RETIREMENT PLAN

         The Newhall Land and Farming Company Retirement Plan, as restated in its entirety effective January 1, 1989, and subsequently amended, is hereby further amended as follows:

         FIRST: Section 1.1 is amended in its entirety, effective March 1, 1995, to read as follows:

                 1.1 "Actuarial Equivalent" shall mean the determination of a benefit having the same value as the benefit under the Plan which it replaces. Determination of a Participant's vested accrued benefit for purposes other than a lump sum payment shall be based on an interest rate of six percent (6%) and mortality specified in Table 18-a of the Society of Actuaries 1983 Exposure Draft on Development of the 1983 Group Annuity Mortality Table; mortality rates used for individual Participants shall be based on Table 18-a rates for individuals one year younger. Notwithstanding the preceding sentence, determining (i) whether the present value of a Participant's accrued benefit exceeds $3,500 for purposes of
                 Section 7.05 and (ii) the amount of a lump sum benefit shall be based on an interest rate that is the lesser of either the Applicable Interest rate or nine percent (9%).

                          (a) For purposes of this section, Applicable Interest Rate means, with respect to a Participant or Beneficiary, the interest rate or rates which would be used, as of the first day of the month before the date of distribution, by the Pension Benefit Guaranty Corporation for purposes of determining the present value of such Participant's or Beneficiary's benefits under the Plan if the Plan had terminated on the first day of the Plan Year with insufficient assets to provide benefits guaranteed by the Pension Benefit Guaranty Corporation on that date.

                          (b) Notwithstanding any other provision of the Plan to the contrary, the present value of the vested accrued lump sum retirement benefit due an Employee who became a Participant prior to March 1, 1995 shall not be less than the present value of such Participant's vested accrued benefit as of February 28, 1995 utilizing an interest rate that is equal to the lesser of the interest rate or rates which would be used, as of the first day of the Plan Year, by the Pension Benefit Guaranty Corporation for purposes of determining the present value of such Participant's or Beneficiary's benefits under the Plan if the Plan had terminated on the first day of the Plan Year with insufficient assets to provide benefits guaranteed by the pension Benefit Guaranty Corporation on that date or nine percent (9%).
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         SECOND: Except as modified by the Amendment, all the terms and provision of the Plan (as previously amended) shall continue in full force and effect.

         IN WITNESS WHEREOF, Newhall Management Corporation, a California Corporation, Managing General Partner of the Managing General Partner of The Newhall Land and Farming Company, a California Limited Partnership, has caused this Amendment No. 1 to The Newhall Land and Farming Company Retirement Plan (restated effective January 1, 1989) to be executed on its behalf by its duly authorized officer on this 18th day of January, 1995.




                                   NEWHALL MANAGEMENT CORPORATION
                                   Managing General Partner of Newhall
                                   Management Limited Partnership, Managing
                                   General Partner of The Newhall Land and
                                   Farming Company, a California Limited
                                   Partnership.

                                   BY:     /s/  David E. Peterson
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                                   ITS:    Assistant Secretary
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